Exhibit 10(bb)
                                AGREEMENT


This Agreement is made and entered into this 19th day of March, 1999, by and among MCNIC Pipeline & Processing Company, a Michigan corporation ("MCNIC"), CRC No. 1 LLC, CRC No. 2 LLC, CRC No. 3 LLC, CRC No. 4 LLC, CRC No. 5 LLC, and CRC No. 6 LLC, each a Delaware limited liability company (individually and collectively called the "CRC Entities"), Beard Mining, L.L.C., an Oklahoma limited liability company ("BML"), The Beard Company, an Oklahoma corporation ("TBC"), and Beard Technologies, Inc., an Oklahoma corporation ("BTI").

                           Recitals

A.     Pursuant to a Partial Assignment and Assumption
Agreement dated June 24, 1998 (the "Assumption Agreement"), the
CRC Entities assigned BML all right to receive and own, and BML assumed the obligation to pay for, the "Benefication
Equipment," as that term is defined in the Assumption
Agreement.

B.     Pursuant to a Loan Agreement dated June 24,1998, between
MCNIC and BML, MCN IC, on behalf of and as a loan to BML, delivered all of the purchase price of the Beneficiation
Equipment to the seller of the Beneficiation Equipment (the
"Seller").

C. On or before June 30, 1998, the Seller delivered possession and full ownership of the Beneficiation Equipment to BML.

D. BML's obligations under the Loan Agreement are secured by certain security interests and liens created pursuant to, and as more particularly described in, a General Security Agreement dated as of June 24, 1998 (the "Security Agreement"), from BML to MCNIC;

E. BML's obligations under the Loan Agreement are also secured by a Pledge and Security Agreement effective as of June 24, 1998 (the "Pledge Agreement"), made by BTI in favor of MCNIC, wherein BTI pledged all its membership interest in BML to secure payment of BML's obligations under the Loan Agreement.

F. Pursuant to an Operation and Maintenance Agreement dated as of June 24, 1998 (the "Operation Agreement"), among BTI and the CRC Entities, BTI has operated, managed, and maintained certain coal briquetting facilities in accordance with the Operation Agreement for the CRC Entities.

G. Pursuant to a Coal Fines Extraction and Beneficiation Agreement dated as of June 24, 1998 (the "Beneficiation Agreement"), among BTI and the CRC Entities,and a License Agreement dated June 24, 1998, between MCNIC and
BTI (the "License"), BTI has extracted, beneficiated, and delivered coal fines in accordance with the Beneficiation Agreement for the CRC Entities.

H. Pursuant to Section 8.1 of the Operation Agreement and the Beneficiation Agreement, the CRC Entities notified BTI by letters dated December 16, 1998, of their intention to terminate the Operation Agreement and the Beneficiation Agreement effective January 31, 1999. The terminations were not for cause, were permitted under the Operation Agreement and the Beneficiation Agreement, and are confirmed and accepted by all parties to this Agreement.

I. Pursuant to a Lease Agreement entered into as of June 24, 1998 (the "Lease Agreement"), BML leased the Beneficiation Equipment to BTI for a term ending upon the earlier of (i) the "Maturity Date," as that term is defined in the Loan Agreement, or (ii) the earlier of the effective date of the termination of the Operation Agreement or the Beneficiation Agreement.

J. Prior to the effective date of the termination of the Operation Agreement and the Beneficiation Agreement, the monthly lease payments made by BTI to BML (the "Lease Payments") were equal to the monthly payments due by BML to MCNIC under the terms of the Loan Agreement. These Lease Payments were authorized reimbursable expenses under the Operation Agreement and the Beneficiation Agreement by the CRC Entities to BTI.

K. Without the benefit of the Lease Payments, BML can not satisfy the monthly payments due under the terms of the Loan
Agreement.

L. BTI is willing to convey, transfer, and assign all ownership interest in BML to MCNIC for many reasons, including, without limitation, the termination of any liabilities of BTI or TBC under the "Loan Documents," as that term is defined in the Loan Agreement, the releases provided in this Agreement, and the avoidance of possibly prolonged and costly litigation, and MCNIC is willing to obtain all ownership of BML from BTI for many reasons, including, without limitation, the benefit the CRC Entities receive by having MCNIC own BML, the releases provided in this Agreement, the limited indemnity by TBC, and the avoidance of possibly prolonged and costly litigation.

                            Agreement

In consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MCNIC, BTI, BML, TBC, and the CRC
Entities agree as follows:

1.	BTI hereby assigns, transfers and delivers to MCNIC 100%
of the membership interests in BML, free and clear of any liens, security interests, adverse claims, and other charges, except for the security interests, liens, charges, and adverse claims created by the Pledge Agreement or any of the other Loan Documents (the "BML Membership Interest").

2.	BTI and TBC represent to MCNIC that prior to BTI's
delivery of the BML Membership Interest to MCNIC (i) BML has not conveyed, transferred or assigned any right, title or interest in the Beneficiation Equipment to any person or entity, (ii) BML has not granted or created any lien, security interest or other charge covering the Beneficiation Equipment, except for the rights, titles, interests, liens, security interests, and charges created by, under or pursuant to the Loan Documents and/or the Lease Agreement, (iii) to the best of their respective knowledge, upon termination of the Lease Agreement, there will be no adverse claims, obligations, litigation or liabilities, which are unresolved, outstanding, pending or threatened against BML, except to or in favor of MCNIC, and (iv) BML's only activities since its formation have been to acquire, own, and hold the Beneficiation Equipment, and to lease the Beneficiation Equipment to BTI under the Lease Agreement, and, since its formation and organization, BML has not entered into any agreement other than the Loan Documents and the Lease Agreement, or conducted any other activities or business, except in connection therewith.

3.	(a) MCNIC hereby releases, discharges, and forgives any
and all rights, entitlements, benefits, causes of action, claims, and choses in action, if any, that MCNIC has, may have had, or will have against BTI and/or TBC, and their respective officers, directors, shareholders, agents, and employees, which are in any manner connected with, arising from or related to any one or more of the Loan Documents; provided, however, that any and all liens, security interests, and similar encumbrances upon the Beneficiation Equipment and the BML Membership Interest under the Loan Documents are not released or discharged.

(b)	BTI, BTI and TBC hereby release, discharge, and forgive
any and all rights, entitlements, benefits, causes of action, claims, and choses in action, if any, that BTI or TBC have, may have had, or will have against MCNIC or any of the CRC Entities, and their respective officers, directors, shareholders, agents, employees, members, and managers, which are in any manner connected with, arising from or related to any one or more of the Loan Documents.

(c)	MCNIC represents and warrants to BTI and TBC that, to its
knowledge, MCNIC has satisfied, discharged, and fulfilled its material obligations, covenants, undertakings, and agreements under the Loan Documents.

(d)	Notwithstanding any other provision to the contrary in
this Agreement, no party to this Agreement releases, discharges or forgives any right, benefit, cause of action, chose of action or claim arising from, related to, or in connection with, the breach or inaccuracy of any representation, warranty, covenant, or agreement made in this Agreement by any other party or parties to this Agreement.

(e)	Within 30 days after the date hereof, MCNIC shall change
the name of BML to delete therefrom any reference to the name
"Beard."

4.	The Operating Agreement, the License, and the Benefication
Agreement are hereby terminated in all respects, except for any and all rights, benefits and obligations heretofore accrued or incurred, and except for Section 8.9 and Articles VII (with respect to accrued or earned compensation), X and XII of the Operating Agreement and the Beneficiation Agreement. The Lease Agreement is hereby terminated and shall be of no further force or effect. The Guaranty Agreement dated as of June 24, 1998, among the CRC Entities and TBC, and the Guaranty Agreement dated as of June 24, 1998, between MCNIC and BTI, are hereby terminated and shall be of no further force or effect, except for any rights, benefits and obligations heretofore accrued or incurred, and insofar as they cover any of the obligations that survive the termination of the Operating Agreement, the License and/or the Beneficiation Agreement, as provided in the first sentence of this paragraph 4.

5.	BML hereby releases, discharges, and forgives any and all
rights, entitlements, benefits, causes of action, claims, and choses in action, if any, that BML has, may have had, or will have against BTI and/or The Beard Company, and their respective officers, directors, shareholders, agents, and employees, including, without limitation, any rights, entitlements, benefits, causes of action, claims and choses in action that are in any manner connected with, arising from or related to the Lease Agreement or any Loan Document.

6.	BTI and TBC hereby release, discharge and forgive any and
all rights, entitlements, benefits, causes of action, claims and choses in action, if any, that BTI or TBC has, may have had, or will have against BML and its members, managers, agents, and employees, including, without limitation, any rights, entitlements, benefits, causes of action, claims and choses in action that are in any manner connected with, arising from or related to the Lease Agreement or any Loan Document.

7.	This Agreement supercedes all other agreements and
understandings between two or more of the parties hereto with respect to the subject matter of this Agreement, but only to the extent of any inconsistency or inconsistencies between the prior agreements and understandings, and this Agreement. This Agreement may not be altered or modified except by an instrument in writing signed by all parties to this Agreement.

8.	This Agreement shall be governed by and construed in
accordance with the laws of the State of Michigan applicable to contracts made and performed entirely therein.

9.	This Agreement shall be binding upon and inure to the
benefit of the parties hereto and their respective successors and assigns.

10.	This Agreement may be executed in any number of
counterparts, which taken together shall constitute the same instrument and each of which shall be considered an original for all purposes. The parties may execute and deliver this Agreement by facsimile.

11.	If any provision of this Agreement is determined to be
invalid or unenforceable, then the remainder of this Agreement shall not be affected thereby.

12.	The prevailing party or parties in any proceeding
(including arbitration), lawsuit or litigation concerning the construction or interpretation of this Agreement or the breach by any other party or parties of any provision of this Agreement shall be entitled to such prevailing party's or parties' reasonable attorneys' fees and court costs.

13.	No party's rights under this Agreement will be deemed
waived except by a writing signed by such party.

Executed as of the day first above written by the duly authorized representative of each of the undersigned, but effective for all purposes as of January 31, 1999.

                                    "MCNIC"

                                    MCNIC PIPELINE & PROCESSING COMPANY

                                    By:  BRUCE C. SCHLANSKER
                                    Name: Bruce C. Schlansker
                                    Title:	President


"CRC ENTITIES"

CRC NO.1 LLC
CRC NO.2 LLC
CRC NO.3 LLC
CRC NO.4 LLC
CRC NO.5 LLC
CRC NO.6 LLC

By:  BRUCE C. SCHLANSKER
Name:	Bruce C. Schlansker
Title:	Chairman

"BML"

BEARD MINING, L.L.C.

By: BEARD TECHNOLOGIES, INC., ITS
    MANAGER

By: HERB MEE, JR.
Name:	Herb Mee, Jr.
Title:	Vice President

"BTI"

BEARD TECHNOLOGIES, INC.

By: HERB MEE, JR.
Name:	Herb Mee, Jr.
Title:	Vice President

"TBC"

THE BEARD COMPANY

By: HERB MEE, JR.
Name:	Herb Mee, Jr.
Title:	President